UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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Ivy High Income Opportunities Fund
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March 9, 2021

Dear Fellow Shareholder:
Since the original mailing sent in mid-February informing you of the Ivy High Income Opportunities Fund’s Special Meetings of Shareholders scheduled for April 1, 2021, I am pleased to report that we have received overwhelming support in connection with the three fund proposals related to Macquarie Group’s proposed acquisition of Waddell & Reed, the parent company of Ivy Investment Management Company, the investment adviser of the fund.

Your fellow investors who have voted to date have strongly supported the meeting agenda proposals, with greater than 84% of the shares voted supporting the proposals.

Please take advantage of your right to vote

The Board of Trustees unanimously recommends that shareholders vote FOR each proposal, including FOR all trustee nominees. It is important you exercise your right to vote. Please join your fellow shareholders by taking a moment to sign, date and mail the enclosed proxy card in the pre-paid envelope or follow the instructions below to vote by internet or telephone.

Lastly, we have retained Di Costa Partners (“DCP”) to assist us with the proxy solicitation process. You may receive a call from a DCP representative who can take your vote over the phone. You can call DCP at 1-833-892-6623 if you have any questions regarding the proxy.

Stay safe and thank you in advance for your support,

Philip J. Sanders
President
IVH-R2-0421